As filed with the Securities and Exchange Commission on February 5, 2001.
                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           WHG Bancshares Corporation
         --------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

       Maryland                                             52-1953867
------------------------------------                ----------------------------
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                          Identification No.)

                                 1505 York Road
                           Lutherville, Maryland 21093
                    ----------------------------------------
                    (Address of principal executive offices)

                WHG Bancshares Corporation 2001 Stock Option Plan
                -------------------------------------------------
                            (Full Title of the Plan)

                               Richard Fisch, Esq.
                              Evan M. Seigel, Esq.
                            Malizia Spidi & Fisch, PC
                           1100 New York Avenue, N.W.
                                 Suite 340 West
                             Washington, D.C. 20005
                                 (202) 434-4660
      ---------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE
=======================================================================================
Title of                                 Proposed       Proposed Maximum   Amount of
Securities to        Amount to be    Maximum Offering  Aggregate Offering Registration
be Registered       Registered (1)    Price Per Share       Price (2)       Fee (2)
-------------       --------------    ---------------       ----------     --------
Common Stock
$0.10 par value
per share           109,000 shares          (2)             $885,625        $221.41
=======================================================================================

(1) The maximum number of shares of common stock issuable upon awards to be granted under the WHG Bancshares Corporation 2001 Stock Option Plan (the "Plan") consists of 109,000 shares which are being registered under this Registration Statement and for which a registration fee is being paid. Additionally, an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, dividends or similar transactions.
(2) Under Rule 457(h) of the 1933 Act, the registration fee may be calculated, inter alia, based upon the price at which the stock options may be exercised. An aggregate of 109,000 shares are being registered hereby, of which 109,000 shares are under option at a weighted average exercise price of $8.125 per share ($885,625 in the aggregate).

         This Registration Statement shall become effective automatically upon the date of filing, in accordance with Section 8(a) of the Securities Act of 1933 ("1933 Act") and Rule 462 of the 1933 Act.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information. *
------

Item 2.  Registrant Information and Employee Plan Annual Information. *
------

         *This Registration Statement relates to the registration of 109,000 shares of WHG Bancshares Corporation (the "Company" or "Registrant") common stock, $.10 par value per share (the "Common Stock") issuable to employees, officers and directors of the Registrant or its subsidiary as compensation for services in accordance with the WHG Bancshares Corporation 2001 Stock Option Plan (the "Plan"). Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424, in reliance on Rule 428.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.
------

         The Company became subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") on February 7, 1996, accordingly, files periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

         The following documents filed by the Company are incorporated in this Registration Statement by reference:

         (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000, as filed with the Commission; and

         (b) The description of the Company's securities as contained in the Company's Registration Statement on Form 8-A, as filed with the Commission on February 7, 1996.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.
------

         Not Applicable

Item 5.  Interests of Named Experts and Counsel.
------

         Not Applicable

Item 6.  Indemnification of Directors and Officers.
------

         Section 2-418 of the Maryland General Corporation Law allows a corporation to indemnify its directors, officers, employees, and agents against expenses (including attorneys' fees), judgements, fines, and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, unless it is determined that the act or omission of the individual was material to the matter giving rise to the proceeding and was committed in bad faith, or was the result of active and deliberate dishonesty or the director received an improper personal benefit. With respect to any criminal action or proceeding, a person will be indemnified if that person did not have reasonable cause to believe that his conduct was unlawful.

         Maryland law requires indemnification, if in the opinion of the board, a representative of a company is successful on the merits or otherwise, in either a third party or derivative action. Maryland law also allows for indemnification in actions or proceedings even if the person to be indemnified was adjudged to be liable or did not meet the standards for indemnification as described above, but indemnification must be determined by a court of appropriate jurisdiction and indemnification in derivative actions where the individual is adjudged liable for receiving an improper personal benefit is limited to expenses.

         Maryland requires that indemnification payments (other than court ordered payments) may be made only on a case-by-case basis and that advance payments may be made covering expenses if the individual to be indemnified furnishes the corporation with a written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification and undertakes to repay such payments if indemnification is later determined to not be available to that individual.

         Article XVII of the Company's Articles of Incorporation provides for indemnification to the fullest extent under Maryland law.

         The Company has in force a Directors and Officers Liability Policy underwritten by Fidelity & Deposit Company of Maryland with a $5 million aggregate limit of liability and a deductible of $25,000.00 per loss for claims where the Company is required to indemnify directors and officers. There is no deductible for claims directly against officers and directors.

         The aforementioned indemnification provisions under Maryland law are non-exclusive. A Maryland corporation may grant additional indemnification rights through its articles of incorporation or bylaws, or an agreement, a resolution of shareholders, or a resolution of directors, both as to action in a person's official capacity, and as to action in another capacity while holding office. A Maryland corporation may also have the power to purchase insurance or other similar protection against liability whether or not the person was entitled to indemnification as described in the section.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.
------

         Not Applicable

Item 8.  Exhibits.
------

         For a list of all exhibits filed or included as part of this Registration Statement, see "Index to Exhibits" at the end of this Registration Statement.

Item 9.  Undertakings.
------

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do no apply if the Registration Statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the 1934 Act; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (d) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lutherville in the State of Maryland, as of January 16, 2001.

                                 WHG Bancshares Corporation


                                 By:      /s/Peggy J. Stewart
                                          --------------------------------------
                                          Peggy J. Stewart
                                          President and Chief Executive Officer
                                          (Duly Authorized Representative)


                                POWER OF ATTORNEY

         We, the undersigned directors and officers of WHG Bancshares Corporation, do hereby severally constitute and appoint Peggy J. Stewart as our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said Peggy J. Stewart may deem necessary or advisable to enable WHG Bancshares Corporation, to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-8 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign, for any of us in our names in the capacities indicated below, the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Peggy J. Stewart shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of the date indicated.

/s/Peggy J. Stewart                                  /s/John E. Lufburrow
------------------------------------------------     ---------------------------
Peggy J. Stewart                                     John E. Lufburrow
President, Chief Executive Officer, and Director     Chairman of the Board
(Principal Executive Officer)

01/16/01                                             01/16/01
------------------------------------------------     ---------------------------
(Date)                                               (Date)

/s/Robin L. Taylor                                   /s/Philip W. Chase, Jr.
------------------------------------------------     ---------------------------
Robin L. Taylor                                      Philip W. Chase, Jr.
Controller                                           Director
(Principal Accounting and Financial Officer)

01/16/01                                             01/16/01
------------------------------------------------     ---------------------------
(Date)                                               (Date)

/s/Urban P. Francis, Jr.                             /s/Herbert A. Davis
------------------------------------------------     ---------------------------
Urban P. Francis, Jr.                                Herbert A. Davis
Director                                             Director

01/16/01                                             01/16/01
------------------------------------------------     ---------------------------
(Date)                                               (Date)

/s/Edwin C. Muhly, Jr.
------------------------------------------------     ---------------------------
Edwin C. Muhly, Jr.                                  D. Edward Lauterbach, Jr.
Director                                             Director

01/16/01
------------------------------------------------     ---------------------------
(Date)                                               (Date)


/s/Hugh P. McCormick
------------------------------------------------
Hugh P. McCormick
Director

01/16/01
------------------------------------------------
(Date)

                                INDEX TO EXHIBITS




Exhibit                Description
-------                -----------

     4.1    WHG Bancshares Corporation
            2001 Stock Option Plan

     4.2 Form of Stock Option Agreement to be entered into with respect to Incentive Stock Options

     4.3 Form of Stock Option Agreement to be entered into with respect to Non-Incentive Stock Options

     4.4    Form of Stock Award Tax Notice

     5.1 Opinion of Malizia Spidi & Fisch, PC as to the validity of the Common Stock being registered

    23.1 Consent of Malizia Spidi & Fisch, PC (appears in their opinion filed as Exhibit 5.1)

    23.2    Consent of Anderson Associates, LLP

     24 Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein